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                              CERTIFICATE OF MERGER
                                       OF
                         BARHILL ACQUISITION CORPORATION
                            (A DELAWARE CORPORATION)
                                      INTO
                          AQUA VIE BEVERAGE CORPORATION
                            (A DELAWARE CORPORATION)

                     Pursuant to Section 251 of the General
                    Corporation Law of the State of Delaware

           AQUA VIE BEVERAGE CORPORATION, a Delaware corporation, hereby certifies as follows:

           FIRST: The names and jurisdictions of the constituent corporations are Barhill Acquisition Corporation, a Delaware corporation, and Aqua Vie Beverage Corporation, a Delaware corporation.

           SECOND: An Agreement and Plan of Merger (the "Merger Agreement") has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

           THIRD: The Merger Agreement has been approved by action by unanimous consent of the Board of Directors of the constituent corporations on August 31, 1999, and by written consent without a meeting of a majority of the shareholders of the constituent corporations dated August 31, 1999.

           FOURTH: The surviving corporation is Aqua Vie Beverage Corporation (the "Surviving Corporation").

           FIFTH: The Certificate of Incorporation of Aqua Vie in effect as of the date and time of filing of this Certificate of Merger shall be the Certificate of Incorporation of the Surviving Corporation and pursuant to the Delaware General Corporation Law shall be amended by the changes set forth in the Merger Agreement to include an increase in its authorized common stock, to permit increases or decreases in the authorized number of shares of a class without class approval, and to elect not to be governed by the provisions of
Section 203 of the Delaware General Corporation Law, as follows:

                               ARTICLE FOURTH: The first complete sentence of
                     Article Fourth of the Certificate of Incorporation of AQUA VIE BEVERAGE CORPORATION shall be amended to read as follows:

                               "The aggregate number of shares of common stock which the corporation shall have authority to issue is One Hundred Twenty Million, $.001 par value per share".

                               ARTICLE FOURTH: Article Fourth is further amended
                     to add a new Subsection D which shall provide as follows:
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Certificate of Merger                                                     Page 2

                               "The authorized shares of a class of stock may be increased or decreased without the approval of the shares of that class, but not below the number of shares issued unless a combination shall have occurred."

                               ARTICLE FOURTEENTH: A new Article Fourteenth is
                     added to read as follows:

                               "Section 203 of the Delaware General Corporation Law shall not be applicable to the Corporation."

           SIXTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at 333 South Main Street, Ketchum, Idaho 83340 and a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.

           SEVENTH: The authorized capital stock of Aqua Vie Beverage Corporation, a Delaware corporation, is 50,000,000 shares of common stock, $.001 par value per share of which 21,785,657 shares are issued and outstanding, and 1,000,000 shares of preferred stock, $.001 par value, consisting of 3,897.689 shares of Series A and 4,987.444 shares of Series B issued and outstanding which shares have voting rights of 7,015,840 and 53,864,395 respectively.

           EIGHTH: This Certificate of Merger shall be effective immediately upon its filing with the Secretary of State of the State of Delaware.

           IN WITNESS WHEREOF, Aqua Vie Beverage Corporation has caused this Certificate of Merger to be executed in its corporate name by its President and attested to by its Secretary on the 31st day of August, 1999.

                                            AQUA VIE BEVERAGE CORPORATION


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title: President

ATTEST:

By:
   ----------------------------------
   Name:
   Title: Secretary